Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information presents the unaudited pro forma condensed combined statements of (loss) income and other comprehensive (loss) income for the year ended December 31, 2021. The unaudited pro forma condensed combined financial information includes the previously reported results of Village Farms International, Inc. (“Village Farms”, the “Company”, “we”, “us” or “our”), incorporated under the Canada Business Corporations Act, and Balanced Health Botanicals LLC (“Balanced Health”), a Colorado limited liability company, after giving pro forma effect to Village Farms’ acquisition of Balanced Health (the “Balanced Health Acquisition”) described in the following paragraphs and accompanying notes.

The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X and applicable Canadian securities laws. The unaudited pro forma adjustments reflecting the Balanced Health Acquisition have been prepared in accordance with the acquisition method of accounting in accordance with Financial Accounting Standard Board Accounting Standards Codification (“ASC”) Topic 805, Business Combinations.

The unaudited pro forma condensed combined financial information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations would have been had the Balanced Health Acquisition actually occurred on January 1, 2021, nor does it purport to project the future consolidated results of operations for any future period or as of any future date. All pro forma adjustments and their underlying assumptions are described more fully in the notes to the unaudited pro forma condensed combined financial information.

The Balanced Health Acquisition

On August 16, 2021, the Company entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”), by and among Village Farms, Balanced Health and the other parties thereto, including the members of Balanced Health (collectively, the “Sellers”), which provided for the acquisition of a 100% interest in Balanced Health, for a total purchase price comprised of a cash purchase price of $30 million, and an aggregate of 4,707,113 of our common shares that were issued to the Sellers on a private placement basis valued at an aggregate of $45 million, based on the volume weighted average trading price on The Nasdaq Stock Market LLC (“Nasdaq”) for the ten (10) trading days ending the day prior to the closing date of the Balanced Health Acquisition (the “Closing Date”).

In connection with the Balanced Health Acquisition, each of the Sellers entered into a lock-up agreement with us, pursuant to which each such Seller has agreed not to resell the Village Farms common shares received as consideration in the Balanced Health Acquisition until such common shares cease to be “Restricted Shares” (as defined in the Purchase Agreement) (“Restricted Shares”).  Under the terms of the Purchase Agreement and the lock-up agreements, such common shares cease to be Restricted Shares, as follows: (i) with respect to one-fourth (1/4) of such common shares, on the Closing Date; (ii) with respect to an additional one-fourth (1/4) of such common shares, on the last day of the four (4) month period following the Closing Date; (iii) with respect to an additional one-fourth (1/4) of such common shares, on the last day of the eight (8) month period following the Closing Date; and (iv) with respect to an additional one-fourth (1/4) of such common shares, on the last day of the twelve (12) month period following the Closing Date.

Village Farms International, Inc.
Unaudited Pro Forma Combined Statement of (Loss) Income and Comprehensive (Loss) Income
For the Twelve Months Ended December 31, 2021
(In thousands (USD), except per share data or where noted otherwise)

	Historical Village Farms	Historical Balanced Health (Note 1)	Transaction Accounting Adjustments (Note 2)	(Note)	Pro Forma Combined

Sales	$ 256,675	$ 30,193			$ 286,868
Cost of sales	(219,443)	(9,912)			(229,355)
Gross margin	37,232	20,281			57,513
Selling, general and administrative expenses	(40,776)	(15,670)			(56,446)
Stock compensation	(7,378)	(158)			(7,536)
Interest expense	(2,835)	(957)	957	2(a)	(2,835)
Interest income	126	-			126
Foreign exchange loss	(475)	(1)			(476)
Other expense	(177)	(230)			(407)
Gain on extinguishment of debt	-	3,093			3,093
Loss on disposal	(259)	(2)			(261)
(Loss) income before taxes and earnings of unconsolidated entities	(14,542)	6,356	957		(7,229)
Recovery of income taxes	3,525	-			3,525
(Loss) income from consolidated entities after income taxes	(11,017)	6,356	957		(3,704)
Equity losses of unconsolidated entities	(308)				(308)
Less: net loss attributable to non-controlling interests	46				46
Net (loss) income	$ (11,279)	$ 6,356	957		$ (3,966)

Basic loss per share	$ (0.14)				$ (0.05)
Diluted loss per share	$ (0.14)				$ (0.05)

Weighted average number of common shares used in the computation of net loss per share:

Basic	80,007		4,707	2(b)	84,714

Diluted	80,007		4,707	2(b)	84,714

Net (loss) income	$ (11,279)	$ 6,356	957		$ (3,966)
Other comprehensive (loss) income:					-
Foreign currency translation adjustment	4,077	-			4,077
Comprehensive (loss) income	$ (7,202)	$ 6,356	$ 957		$ 111

The accompanying notes are an integral part of the Unaudited Pro Forma Financial Statements.

1.	Basis of Pro Forma Presentation

The accompanying unaudited pro forma condensed financial information presents the unaudited pro forma statement of income (loss) of Village Farms based on the historical consolidated financial statements of Village Farms and Balanced Health after giving effect to the Balanced Health Acquisition, and pro forma adjustments as described in these notes. Pro forma adjustments are included only to the extent they are (i) directly attributable to the Balanced Health Acquisition, (ii) factually supportable, and (iii) with respect to the statement of income (loss) only, expected to have a continuing impact on the consolidated results. The unaudited pro forma statements of income (loss) do not reflect non-recurring expenses directly attributable to the Balanced Health Acquisition, including fees to banks, attorneys, accountants and other professional advisors, and other transaction-related costs. However, the impacts of such expenses incurred prior to the statement of position date are reflected in the unaudited pro forma statement of financial position as accrued liabilities. This amount does not include estimates for fees that are not readily determinable or factually supportable. The unaudited pro forma statement of income (loss) for the year ended December 31, 2021, gives effect to the Balanced Health Acquisition as if it had occurred on January 1, 2021.

        Village Farms’ historical consolidated financial statements for the year ended December 31, 2021, were prepared in accordance with United States’ generally accepted accounting principles (“U.S. GAAP”) and are shown in United States dollars. In preparing the unaudited pro forma financial statements, a preliminary review was undertaken to identify any accounting policy differences between the accounting policies used by Balanced Health and those of the Company where the impact was potentially material and could be reasonably estimated. The significant accounting policies of Balanced Health conform, in all material respects, to those of the Company.

2.	Purchase Accounting and Other Pro Forma Adjustments

The following adjustments have been made to the unaudited pro forma information to reflect certain pro forma adjustments. As of the date of this Current Report on Form 8-K, Village Farms is not aware of any additional transaction related adjustments that would have a material impact on the unaudited pro forma financial information that are not reflected or disclosed in the pro forma adjustments.

Adjustments to the Unaudited Pro Forma Combined Statement of Financial Position

(a)	Reflects the elimination of interest expense due to the settlement of all outstanding debt, by the owners of Balanced Health on December 31, 2021.

(b)

Reflects the effect on weight average shares outstanding and earnings per share from the issuance of 4,707,113 common shares that were issued to the owners of Balanced Health as part of the consideration.